Core-Mark Announces Second Quarter 2014 Financial Results

•	Net Sales of $2.6 Billion and Diluted EPS of $0.52 post stock split

•	Food sales increased 8.5%

•	Adjusted EBITDA of $34.2 Million, a 5.2% Increase

•	Adjusted EBITDA Guidance Increased to $118 - $122 million

South San Francisco, California - August 7, 2014 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2014.

“I am pleased with our second quarter results especially considering the recent trends noted by retailers indicating a slowdown in foot traffic driving softer sales in the center store.  This area of the store includes candy, dry groceries, snacks and other packaged food products,” said Thomas B. Perkins, President and Chief Executive Officer.  “I am encouraged to see healthy growth rates for our VCI and Fresh sales as these reflect the continued success of our core strategies.”

Second Quarter

Net sales increased 4.5% to $2.6 billion for the second quarter of 2014 compared to $2.5 billion for the same period in 2013. Excluding the impact of foreign currency fluctuations, net sales increased 5.3%. Sales growth was due primarily to market share gains and the execution of our core strategies. Non-cigarette sales grew 5.6%, or 6.4% excluding foreign currency fluctuations. This growth was driven primarily by sales in our Food category which increased 8.5% compared with the second quarter last year. Cigarette sales grew 4.0% driven largely by market share gains.

Gross profit for the second quarter of 2014 was $143.3 million compared to $137.0 million for the second quarter of 2013. Remaining gross profit increased 5.5% to $144.3 million. Non-cigarette remaining gross profit grew $7.0 million or 7.2% compared to the same quarter last year, while cigarette remaining gross profit increased $0.6 million, or 1.5%. Non-cigarette remaining gross profit margin increased 18 basis points to 12.19% in the second quarter from 12.01% last year. Excluding the impact of two major customers added in 2013, non-cigarette gross profit margin increased 31 basis points driven by sales growth in our Food category and a shift toward higher margin items due primarily to the continued success of our core strategies. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2014	2013	% Change

Gross profit	$143.3	$137.0	4.6%
Cigarette inventory holding gains	(3.3)	(3.9)
LIFO expense	4.3	3.7
Remaining gross profit	$144.3	$136.8	5.5%

The Company’s operating expenses for the second quarter of 2014 were $122.8 million compared to $116.4 million for the same quarter of 2013. As a percentage of sales, operating expenses were 4.68% compared to 4.64% in the prior period. The majority of the increase in our expenses was in warehouse and distribution and is attributed to costs to support an approximate 6% increase in cubic feet of product shipped. In addition, a tightening of the driver labor pool in certain markets contributed to higher expenses.

Net income for the second quarter of 2014 was $12.0 million compared to $11.7 million for the same period in 2013. Adjusted EBITDA increased 5.2% to $34.2 million for the second quarter compared to $32.5 million in the second quarter of 2013. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended June 30,
	2014	2013	% Change

Net income	$12.0	$11.7
Interest expense, net (1)	0.4	0.7
Provision for income taxes	7.9	8.1
Depreciation & amortization	7.9	6.8
LIFO expense	4.3	3.7
Stock-based compensation expense	1.5	1.4
Foreign currency transaction losses, net	0.2	0.1
Adjusted EBITDA	$34.2	$32.5	5.2%

Note (1): Interest expense, net, is reported net of interest income.

Excluding income related to cigarette manufacturer price increases, Adjusted EBITDA increased $2.3 million, or almost 9%, for the second quarter of 2014.

Diluted earnings per-share were $0.52 for the second quarter of 2014 compared to $0.51 for the second quarter of 2013. Excluding LIFO expenses, diluted earnings per-share increased 3.3% to $0.63 this year compared to $0.61 for the second quarter of 2013. Per-share results are reconciled for comparative purposes in the attached diluted EPS table following the financial schedules and have been adjusted to reflect the two-for-one stock split in the form of a dividend effective June 27, 2014.

First Six Months

Net sales increased 5.8% to $4.9 billion for the first six months of 2014 compared to $4.7 billion for the same period in 2013. Excluding the impact of foreign currency fluctuations, net sales increased 6.7%. Sales growth was due primarily to market share gains and the execution of our core strategies. Non-cigarette sales grew 7.8%, while cigarette sales increased 4.8%.

Gross profit for the first six months of 2014 was $267.7 million compared to $253.0 million for the same period during 2013. Remaining gross profit increased 6.3% to $271.0 million. Non-cigarette remaining gross profit grew $16.1 million or 9.0% compared to the same quarter last year, while cigarette remaining gross profit was $75.3 million for both periods. Non-cigarette remaining gross profit margin increased 13 basis points to 12.19% in the second quarter from 12.06% last year. Excluding the impact of two major customers added in 2013, non-cigarette gross profit margin increased 30 basis points driven by sales growth in our Food category and a shift toward higher margin items due primarily to the continued success of our core strategies. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2014	2013	% Change

Gross profit	$267.7	$253.0	5.8%
Cigarette inventory holding gains	(3.8)	(4.7)
LIFO expense	7.1	6.6
Remaining gross profit	$271.0	$254.9	6.3%

The Company’s operating expenses for the first six months of 2014 were $242.6 million compared to $227.3 million for the same period of 2013. As a percentage of sales, operating expenses were 4.93% compared to 4.88% in the prior period. The majority of the increase in our expenses was in warehouse and distribution and is attributed to costs to support an approximate 9% increase in cubic feet of product shipped for the first six months of 2014. In addition, a tightening of the driver labor pool in the second quarter and health and welfare costs in the first quarter impacted year to date operating costs.

Net income was $14.4 million for the first six months of 2014 compared to $14.3 million for the same period in 2013. Adjusted EBITDA was $50.1 million for the first six months of 2014 compared to $48.4 million in the same period of 2013. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Six Months Ended June 30,
	2014	2013	% Change

Net income	$14.4	$14.3
Interest expense, net (1)	1.0	1.3
Provision for income taxes	9.5	9.6
Depreciation & amortization	15.1	13.4
LIFO expense	7.1	6.6
Stock-based compensation expense	2.8	2.7
Foreign currency transaction losses, net	0.2	0.5
Adjusted EBITDA	$50.1	$48.4	3.5%

Note (1): Interest expense, net, is reported net of interest income.

Excluding income related to cigarette manufacturer price increases, Adjusted EBITDA increased $2.6 million, or approximately 6.0%, in the first six months of 2014.

Diluted earnings per-share were $0.62 for both the first six months of 2014 and 2013. Excluding LIFO expenses, diluted earnings per-share were $0.80 the first six months of 2014 compared to $0.79 for the first six months of 2013. Per-share results are reconciled for comparative purposes in the attached diluted EPS table following the financial schedules.

Guidance for 2014

The Company expects 2014 annual net sales to reach the lower end of original guidance of $10.4 billion to $10.7 billion.  Management adjusted its expectations based on the softness of retail center store sales trends offset by continued market share gains. Net sales guidance assumes no new acquisitions.

The Company is raising Adjusted EBITDA guidance resulting from the recent candy price increase, offset by start-up costs related to the new distribution center in Ohio and market share expansion activities. Adjusted EBITDA is now expected to be between $118 million and $122 million compared to previous guidance of $116 million to $120 million. Diluted earnings per-share for the full year, are now expected to be between $1.73 and $1.81 compared to previous guidance of $1.75 to $1.82 adjusted for the stock split. This includes an increase in LIFO expense from $13 million to approximately $15 million.  Our diluted per-share estimates, excluding LIFO expense, are now between $2.12 and $2.20 compared to prior guidance of $2.07 and $2.15 adjusted for the stock split.  Revised EPS estimates assume a 39% tax rate and 23.3 million fully diluted shares outstanding after the recent two for one stock split.

The Company also previously increased its 2014 forecast for capital expenditures which are now expected to be approximately $50 million, related to the new distribution center in Ohio, expansion projects and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, August 7, 2014 at 9:00 a.m. Pacific time during which management will review the results of the second quarter of 2014. The call may be accessed by dialing 800-588-4973 using the code 37720085. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted diluted earnings per share, diluted earnings per share excluding LIFO expense, adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2014 net sales, adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; gasoline and other price increases; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; exposure to employee health benefit costs; compliance with governmental regulations; earthquake and natural disaster damage; exposure to insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital, including any restrictions placed on our operations by such borrowings; and changes to accounting rules or regulations. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 3, 2014 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 31,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$15.9	$11.0
Restricted cash	11.3	12.1
Accounts receivable, net of allowance for doubtful accounts of $9.7 and
$9.4 as of June 30, 2014 and December 31, 2013, respectively	268.8	235.4
Other receivables, net	55.3	59.0
Inventories, net	306.1	389.2
Deposits and prepayments	75.2	53.0
Deferred income taxes	2.6	5.4
Total current assets	735.2	765.1
Property and equipment, net	121.5	114.9
Goodwill	22.9	22.9
Other intangible assets, net	20.1	20.8
Other non-current assets, net	30.3	33.1
Total assets	$930.0	$956.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$134.7	$109.3
Book overdrafts	24.7	22.9
Cigarette and tobacco taxes payable	160.8	182.5
Accrued liabilities	90.3	88.1
Deferred income taxes	0.3	3.1
Total current liabilities	410.8	405.9
Long-term debt	18.0	57.6
Deferred income taxes	13.6	13.4
Other long-term liabilities	12.5	12.5
Claims liabilities, net	27.3	28.2
Pension liabilities	3.5	5.2
Total liabilities	485.7	522.8
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized, 25,734,920 and
25,614,030 shares issued; 23,060,478 and 23,036,622 shares outstanding at
June 30, 2014 and December 31, 2013, respectively)	0.3	0.1
Additional paid-in capital	258.5	254.7
Treasury stock at cost (2,674,442 and 2,577,408 shares of common stock at
June 30, 2014 and December 31, 2013, respectively)	(47.6)	(44.6)
Retained earnings	238.8	229.5
Accumulated other comprehensive loss	(5.7)	(5.7)
Total stockholders’ equity	444.3	434.0
Total liabilities and stockholders’ equity	$930.0	$956.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$2,623.2	$2,509.9	$4,924.1	$4,655.6
Cost of goods sold	2,479.9	2,372.9	4,656.4	4,402.6
Gross profit	143.3	137.0	267.7	253.0
Warehousing and distribution expenses	78.1	72.8	153.4	140.5
Selling, general and administrative expenses	44.0	42.9	87.9	85.4
Amortization of intangible assets	0.7	0.7	1.3	1.4
Total operating expenses	122.8	116.4	242.6	227.3
Income from operations	20.5	20.6	25.1	25.7
Interest expense	(0.6)	(0.8)	(1.3)	(1.5)
Interest income	0.2	0.1	0.3	0.2
Foreign currency transaction loss, net	(0.2)	(0.1)	(0.2)	(0.5)
Income before income taxes	19.9	19.8	23.9	23.9
Provision for income taxes	(7.9)	(8.1)	(9.5)	(9.6)
Net income	$12.0	$11.7	$14.4	$14.3
Basic net income per common share (1)(2)	$0.52	$0.51	$0.63	$0.62
Diluted net income per common share (1)(2)	$0.52	$0.51	$0.62	$0.62
Basic weighted-average shares(2)	23.1	23.0	23.1	23.0
Diluted weighted-average shares(2)	23.2	23.2	23.2	23.2
Dividends declared and paid per common share(2)	$0.11	$0.10	$0.22	$0.10

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.
(2) Shares and per share disclosures for all periods presented have been adjusted to reflect the two-for-one stock split in the form of a dividend effective June 27, 2014.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities:
Net income	$14.4	$14.3
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	6.9	6.6
Amortization of debt issuance costs	0.2	0.2
Stock-based compensation expense	2.8	2.7
Bad debt expense, net	0.7	0.4
Depreciation and amortization	15.1	13.4
Foreign currency transaction loss, net	0.2	0.5
Deferred income taxes	0.1	—
Changes in operating assets and liabilities:
Accounts receivable, net	(34.2)	(51.6)
Other receivables, net	3.7	(2.0)
Inventories, net	75.8	42.4
Deposits, prepayments and other non-current assets	(23.2)	(31.2)
Accounts payable	25.3	42.9
Cigarette and tobacco taxes payable	(21.4)	(8.2)
Pension, claims, accrued and other long-term liabilities	0.6	5.4
Net cash provided by operating activities	67.0	35.8
Cash flows from investing activities:
Change in restricted cash	0.8	(0.7)
Additions to property and equipment, net	(14.8)	(6.7)
Capitalization of software costs	(1.1)	—
Net cash used in investing activities	(15.1)	(7.4)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(41.3)	(26.3)
Dividends paid	(5.1)	(2.2)
Payments on capital leases	(0.8)	(0.5)
Payments of financing costs	—	(0.3)
Repurchases of common stock	(3.0)	(3.8)
Proceeds from exercise of common stock options	1.0	2.0
Tax withholdings related to net share settlements of restricted stock units	(0.9)	(2.1)
Excess tax deductions associated with stock-based compensation	1.2	1.4
Increase in book overdrafts	1.8	4.4
Net cash used in financing activities	(47.1)	(27.4)
Effects of changes in foreign exchange rates	0.1	—
Change in cash and cash equivalents	4.9	1.0
Cash and cash equivalents, beginning of period	11.0	19.1
Cash and cash equivalents, end of period	$15.9	$20.1
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net	$12.8	$11.8
Interest paid	0.5	0.8
Non-cash capital lease obligations incurred	$3.5	$1.1
Unpaid property and equipment purchases included in accrued liabilities	$1.2	$0.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
	2014 (a)(b)	2013 (a)(b)	% Change	2014 (a)(b)	2013 (a)(b)	% Change

Net income	$12.0	$11.7	2.6%	$14.4	$14.3	0.7%
Diluted shares	23.2	23.2		23.2	23.2
Diluted EPS	$0.52	$0.51	2.0%	$0.62	$0.62	—%
LIFO expense	0.11	0.10		0.18	0.17
Diluted EPS excluding LIFO expense	$0.63	$0.61	3.3%	$0.80	$0.79	1.3%
Cigarette inventory holding gains (1)	(0.09)	(0.10)		(0.10)	(0.12)
Foreign exchange losses	0.01	—		—	0.01
Adjusted diluted EPS (2)	$0.55	$0.51	7.8%	$0.70	$0.68	2.9%

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results. (b) Shares and per share disclosures for all periods presented have been adjusted to reflect the two-for-one stock split in the form of a dividend effective June 27, 2014.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $3.3 million and $3.9 million for the three months ended June 30, 2014 and 2013, respectively. For the six months ended June 30, 2014 and 2013, cigarette inventory holding gains were $3.8 million and $4.7 million, respectively.

(2) Adjusted diluted EPS
The adjusted diluted earnings per share impacts of the above items were calculated using a normal tax rate of approximately 39.7% and 40.0% for the three and six months ended June 30, 2014 and 2013, respectively.